UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 13, 2009
________________________

Znomics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136372	52-2340974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2611 SW Third Ave. Suite 200
Portland, OR 97201
 (Address of principal executive offices, including zip code)

(503) 827-5271
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate a Direct Financial Obligation
Item 2.05 Costs Associated with Exit or Disposal Activities
Item 8.01 Other Events

We have determined that given the current financing environment, neither the potential equity financing by FirstPoint (that has been previously disclosed) nor any other financing that would enable us to continue operations is likely to be consummated. As a result, on April 13, 2009, our board of directors determined that it was in our and our shareholders’ best interests to terminate our operations and pursue the sale of our assets, including our Zebrafish library, equipment and other intellectual property and the sale of our company to an entity interested in merging with a public company. In accordance with Nevada law and our bylaws, we intend to seek and obtain shareholder consent for the sale of our remaining assets. In connection with such actions, we estimate that we will incur total accrued vacation and contract termination costs of less than $100,000.  We estimate the future cash expenditures in connection with such actions to be approximately $400,000.

Given our decision to terminate operations and to sell the ZeneMark library, we repaid an aggregate of $233,836 in principal and interest to the holders of our senior secured promissory notes issued in April 2009, the issuance of which were intended to serve as bridge financing until the consummation of the FirstPoint or other financing.  The sale of the ZeneMark library will also trigger the repayment of our obligations to our outside legal counsel.

We intend to use the proceeds from the sale of assets to pay creditors. Residual assets, if any, will be distributed to our shareholders. We do not anticipate that such distribution, if any, will involve a material amount of assets or cash. If we are unable to sell assets, including the ZeneMark library, sufficient to meet obligations and continue limited operations, we may have to seek other agreements with creditors or bankruptcy protection.

Item 2.04 Triggering Events that Accelerate a Direct Financial Obligation
Item 5.02 Compensatory Arrangements of Certain Officers

Our compensation committee approved changes in the compensation for our officers effective April 14, 2009.  Mark Philip, our president, chief executive officer and director and Bruce Beutel, our chief scientific officer, will retain such offices and shall render services to us on a part time basis at $250 per hour.  Kerry Rea, our chief financial officer, and Steven Kurtz, our corporate secretary and director, shall be paid a salary of $13,333 and $9,167 per month, respectively.  These salary rates are consistent with those in place for such officers prior to the entry into salary deferral agreements in December 2008. We anticipate that Messrs. Rea and Kurtz will transition to consultant status and begin to provide services to us on a part-time basis in May 2009. When they transition to such status, they will be paid $100 and $70 per hour, respectively.  All of the officers have agreed to forgo the salary that they deferred and equity incentive grants to which they were entitled pursuant to the salary deferral agreements entered into in December 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Znomics, Inc.

/s/ Kerry D. Rea
Kerry D. Rea
Chief Financial Officer

Date: April 17, 2009